Exhibit 99.1

PRESS RELEASE

CYCLACEL PHARMACEUTICALS’ 6% CONVERTIBLE EXCHANGEABLE PREFERRED
STOCKHOLDERS REQUEST SPECIAL MEETING TO ELECT DIRECTORS

BERKELEY HEIGHTS, NJ – August 13, 2010 – Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC ) (Nasdaq: CYCCP), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders (the “Company”), today reported that it has received a request from a holder of at least 10% of its 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) that the Company call a special meeting of its holders of Preferred Stock to elect two directors to fill the vacancies on the Company’s board of directors. The vacancies were created pursuant to the terms of the Certificate of Designations governing the Preferred Stock, which states that if the Company had not paid the dividends on its Preferred Stock for six quarterly periods, the number of director positions on the Company’s board of directors automatically increases by two. This occurred as of August 2, 2010.

The holders of the Preferred Stock, voting as a separate class, are entitled to elect two directors to fill these two vacancies at the Company’s next stockholders’ meeting and at each annual stockholder’s meeting thereafter until the dividends are paid in full. Because the right to elect directors accrued to the holders of the Preferred Stock more than 90 days before the next annual meeting of stockholders, the Company has established October 4, 2010 as the date for a meeting of the Company’s holders of Preferred Stock. Holders of record of the Preferred Stock as of the close of business on September 15, 2010, will be entitled to vote at such meeting. The Company expects to mail the notice of meeting and proxy statement to the holders of Preferred Stock at a later date.

Pursuant to the Company’s bylaws, any holder of at least 10% of the issued and outstanding Preferred Stock has the right to nominate directors to fill the two director positions, which nominations must be received by the Company’s Secretary prior to the close of business on August 23, 2010. The Company’s bylaws require that nominations be in writing and include all information required by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. In addition, any nomination must include the nominee’s written consent to be named in the Company’s proxy statement as a nominee and his or her agreement to serve as a director, if elected. The Company’s bylaws also require that certain information be provided with respect to the stockholder making such nomination. Failure to follow the procedures set forth in the Company’s bylaws will result in the nomination being declared defective.

In general, the Company’s directors should satisfy the independence, diversity and other corporate governance criteria of the NASDAQ Stock Market, Inc. and the Securities and Exchange Commission, and should have skills and experience that will complement the Company’s needs.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders. Three product candidates are in clinical development: Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in a Phase 1 trial in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact for Cyclacel Pharmaceuticals, Inc.

Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com

© Copyright 2010 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.